Exhibit 10.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of May 9, 2006 between Sharper Image Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent (the “Parties”) entered into a Rights Agreement dated June 7, 1999 (the “Original Rights Agreement”);

WHEREAS, the Parties wish to amend the Original Rights Agreement in the manner set forth below;

WHEREAS, this Amendment shall be effective immediately prior to the execution of the Settlement Agreement (as defined below); and

WHEREAS, the Company’s Board of Directors has approved this Amendment and authorized its execution;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

1. EFFECTIVENESS OF THIS AMENDMENT. This Amendment is executed pursuant to the first sentence of Section 27 of the Original Rights Agreement. The Company, by its execution of this Amendment, hereby directs the Rights Agent, pursuant to such sentence of Section 27, to execute this Amendment. This Amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent and the delivery of the certificate required pursuant to Section 27 of the Original Rights Agreement.

2. DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Rights Agreement.

3. NO OTHER PROVISIONS AFFECTED. Except to the extent expressly amended by this Amendment, all of the provisions of the Original Rights Agreement shall remain in full force and effect.

4. AMENDMENT TO THE ORIGINAL RIGHTS AGREEMENT. The definition of “Acquiring Person” in Section 1 of the Original Rights Agreement is hereby amended and restated in its entirety to read in full as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include (1) the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, (2) Richard J. Thalheimer (the “Permitted Investor”), any of his Affiliates or Associates or any trust the beneficiaries of which are the children of Richard J. Thalheimer (collectively with the Permitted Investor, the “Investor Group”), or (3) the Knightspoint Entities, as such term is defined in that certain Settlement Agreement dated May 9, 2006 among the Company, the Thalheimer Entities (as defined therein) and the Knightspoint Entities (the “Settlement Agreement”), or any of their Affiliates or Associates, but only during the time such Settlement Agreement is in effect and only to the extent the Knightspoint Entities and their Affiliates and Associates as a group (other than the Investor Group) are not, excluding any shares beneficially owned by the Investor Group, the beneficial owners of 15% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing:

(i) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person” hereunder; and

(ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an “Acquiring Person” for any purpose of this Agreement.

5. REFERENCES TO THE ORIGINAL RIGHTS AGREEMENT. All references in the Original Rights Agreement, and the exhibits thereto, to the Rights Agreement or any specific provision thereof (including references that use the terms “hereto” and “hereof”), as well as in the legends affixed to certificates issued for Common Stock pursuant to Section 3(c) of the Original Rights Agreement, shall, without any specific references expressly and individually to any of the foregoing amendments, automatically be deemed references to the Original Rights Agreement or the applicable specific provisions thereof (as the case may be) as amended by this Amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have caused this Amendment to be duly executed, and attested, all as of the date and year first above written.

SHARPER IMAGE CORPORATION

By:	/s/ Tracy Y. Wan
Name: Tracy Y. Wan
Title: President, Chief Operating Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Kerri S. Jones
Name: Kerri S. Jones
Title: Assistant Vice President